Exhibit 10.1

August 19, 2008

Stephen J. Lombardi

[Address]

Dear Steve:

This letter confirms the arrangements with respect to your appointment as President, Chief Executive Officer and Director of Helicos BioSciences Corporation (the “Company” or “Helicos”), reporting to the Board of Directors.

In addition to your current responsibilities as President of Helicos, you will begin your duties as Chief Executive Officer and Director on August 18, 2008.

Your salary in connection with your employment as Chief Executive Officer and President will be paid at an initial gross rate of $375,000 annually in accordance with the Company’s normal payroll practices as established or modified from time to time.

You will be offered an Amended and Restated Change in Control Agreement, substantially in the form attached hereto as Exhibit A.

You will continue to be eligible to participate in the Helicos Management Bonus Program and in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to other employees of the Company of similar rank and tenure, as such benefits programs may be established or modified from time to time.

Contingent upon your acceptance of the position of Chief Executive Officer, you have been granted the option to purchase up to 150,000 shares (the “Option Shares”) of the Company’s common stock (the “Common Stock”).  The purchase price per share shall be the last reported sale price quoted on the NASDAQ Global Market on August 18, 2008.  August 18, 2008 will be your vesting start date.  The Option Shares shall be issued pursuant to the Company’s 2007 Stock Option and Incentive Plan.  The Option Shares are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.  The Option Shares shall be subject to the terms of an option agreement, which will include, among other things, a vesting schedule.  The first 25% of the Option Shares will vest on the first anniversary of your vesting start date.  The remainder shall vest in equal monthly installments over the next three years.

The Company believes that an “at-will” relationship is in the best interests of both the Company and its employees.  Accordingly, your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice.  Moreover, the terms in this letter are not contractual, but are a summary of our initial employment relationship and are subject to later modification by the Company, except that the nature of your at-will relationship may not be modified except by an express written agreement signed by the Chairman of the Compensation Committee of the Board of Directors of the Company.

If you agree with the terms of this letter, please indicate your acceptance by signing, dating and returning a copy to my attention.

Sincerely,

/s/ Robert F. Higgins

Robert F. Higgins

Chairman, Compensation Committee of the Board of Directors

AGREED TO AND ACCEPTED:

I am pleased to accept the terms stated in this letter, and I understand and agree to all of its terms.

/s/ Stephen J. Lombardi	August 19, 2008
Stephen J. Lombardi	Date